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                                                                   EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Equality Savings and Loan Association, F.A.:

  We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the Prospectus included in the Registration Statement on Form S-1.

  In our opinion, based on our audits and the report of other auditors, the consolidated financial statements of Equality Savings and Loan Association, F.A. and subsidiaries present fairly, in all material respects, the financial position as of March 31, 1997 and 1996, and the results of operations and cash flows for each of the years in the three-year period ended March 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

St. Louis, Missouri
October 16, 1997